EXHIBIT 10.20
[Letterhead]
September 24, 2007
Mr. Michael Casey
Starbucks Corporation
2401 Utah Avenue South
Seattle, WA 98134
Dear Michael:
This letter agreement (the “Agreement”) confirms the terms and conditions of your employment from October 1, 2007 through May 4, 2008.
Employment Term
From October 1, 2007 through May 4, 2008 you will serve as advisor to the ceo, after which time you will retire from Starbucks. If Starbucks and you contemplate other arrangements beyond the May 4, 2008 date, including engaging you as an independent contractor, such terms will be considered at a later date.
Duties
From October 1, 2007 through May 4, 2008, you will work full-time on special projects as directed by the president and chief executive officer, the chairman, or any of their respective designees.
You will not be required to provide services for which you are not qualified.
Base Salary
From October 1, 2007 through May 4, 2008, you will be paid bi-weekly at a base salary that annualizes to $267,000.
Bonus
Depending upon Starbucks performance and in accordance with the terms of the Executive Management Bonus Plan (the “EMB Plan”), any fiscal 2007 bonus owed to you will be paid in December 2007. All bonuses are subject to the approval of Starbucks Compensation and Management Development Committee (the “Compensation Committee”) and of the independent members of the Starbucks Board of Directors.
You will not be eligible for a fiscal 2008 bonus.
Stock Options
You will not be eligible for any future stock option grants. Options granted to you previously will continue to vest during your employment term in accordance with the schedules set forth in your various option agreements.

Michael Casey
September 24, 2007

Benefits
From October 1, 2007 through May 4, 2008, you will be eligible for all benefits currently available to you. After May 4, 2008 you will be eligible for COBRA.
Termination
Starbucks may terminate this Agreement if you are unable to perform your duties because of physical or mental disability. This Agreement may also be terminated “for cause” to include, but not be limited to, your unreasonable refusal to perform your duties or any material violation of Starbucks Standards of Business Conduct. You may also terminate this Agreement before May 4, 2008 by providing Starbucks with written notice of your resignation. In the event you resign, then Starbucks will pay you through the end of the workweek in which Starbucks receives notice of your resignation.
Expenses and Administrative Support
Starbucks shall reimburse you for all reasonable and customary expenses incurred by you in performing your duties, including, but not limited to, reasonable travel expenses. To assist you in your advisory role, Starbucks will continue to provide an office, computer, Treo and administrative and secretarial assistance as you reasonably require in performance of your Starbucks duties. In addition, you will continue to have access to the building and parking garage. The monthly parking garage fee will be deducted from your paychecks.
Assignment
Your rights and duties under this Agreement are personal to you and are not assignable to others. Starbucks may assign its rights under this Agreement in connection with any merger or consolidation of Starbucks or any sale of all or any portion of Starbucks assets, provided that any such successor or assignee expressly assumes in writing Starbucks obligations under this Agreement.
Governing Law
This Agreement will be governed by the laws of the State of Washington.
Entire Agreement
This Agreement contains the sole employment agreement between you and Starbucks and supersedes any prior arrangements or understandings regarding your Starbucks employment.
To confirm your agreement to the terms and conditions of your employment, please countersign both copies of this letter below and return one copy to me. Thank you for your continued contributions to the Company’s success.

Warm regards,
/s/ James Donald
James Donald
president and chief executive officer

Michael Casey
September 24, 2007

cc:	partner file
Mary Kay Gannon
Brenda Robinson
I agree to the terms and conditions of my employment agreement as set forth in the foregoing letter.

/s/ Michael Casey	9/27/07

Michael Casey	Date

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